EXHIBIT 99

For Immediate Release	For Further Information Contact:
Wednesday, February 18, 2004	Robert E. Phaneuf
Vice President—Corporate Development
(918) 592-0101

VINTAGE PETROLEUM REPORTS YEAR-END RESULTS;

2004 TARGETS REAFFIRMED OR INCREASED

Tulsa, Oklahoma—Vintage Petroleum, Inc. today reported a full-year 2003 net loss of $240.9 million, or $3.76 per share. Substantial downward revisions to the company’s year-end Canadian oil and gas reserves triggered large non-cash charges for impairments of its Canadian oil and gas properties and goodwill in the fourth quarter, driving full-year results to a net loss. This compares to the prior year’s net loss of $143.7 million, or $2.27 per share, which was also the result of large non-cash charges for impairments of the company’s Canadian oil and gas properties and goodwill.

Absent the impact of the non-cash charges for impairments and certain other special items, Vintage would have earned $49.8 million, or $0.78 per share, for 2003 compared to $23.7 million, or $0.37 per share, for 2002 (see the following table for reconciliations of these non-GAAP financial measures).

Cash flow (before all exploration costs, working capital changes and current taxes associated with property sales), a non-GAAP measure, was $277.0 million for 2003, exceeding the “First Call Mean” expectation for the year of $261.6 million (based on 65.4 million diluted shares). This compares to cash flow of $228.9 million in 2002. See the attached table for a reconciliation of these non-GAAP financial measures to cash provided by operating activities of $233.8 million for 2003 and $240.9 million for 2002, the corresponding GAAP amounts.

Total production from continuing operations for the fourth quarter was 6.8 million barrels of oil equivalent (BOE), bringing total 2003 production to 27.6 million BOE. Oil production for the year dropped nine percent to 17.9 million barrels and natural gas production was down 16 percent to 58.3 billion cubic feet (Bcf). These anticipated declines were the combined effects of U.S. and Canadian asset sales in 2002 and 2003 and natural production declines.

A 50 percent increase in the realized price for natural gas in 2003 and a 21 percent increase in the realized price for oil more than offset the effects of the lower production levels to result in a 14 percent increase in oil and gas revenues to $660.9 million, compared to $577.7 million in 2002. Including the impact of hedges, the company’s realized price for oil averaged $25.87 per barrel in 2003, compared with last year’s average price of $21.31 per barrel. The company’s realized price of gas for 2003 averaged $3.38 per Mcf, compared to $2.26 per Mcf in 2002.

Lease operating costs, excluding export, production and ad valorem taxes, of $169.9 million in 2003 were slightly higher than the $162.9 million in the previous year. Argentine peso inflation and the strengthening of the Argentine peso relative to the U.S. dollar resulted in an increase in LOE in Argentina expressed in U.S. dollars. However, this increase was partially offset by reductions in LOE from property divestitures in the U.S. and Canada in 2003 and 2002. Also included in 2003 LOE, was $2.6 million for costs to repair damage resulting from the fires in California during the fourth quarter. Export, production and ad valorem taxes increased from $41.4 million in 2002 to $49.9 million in 2003 primarily as a result of the higher oil and gas prices received in 2003.

Exploration expense of $74.9 million for 2003 included $14.0 million of seismic, geological and geophysical costs, $15.0 million of dry hole costs and $45.9 million of leasehold impairments, mostly related to Canadian leasehold. This compares to exploration expense for 2002 of $42.7 million, composed of $10.0 million of seismic, geological and geophysical costs, $20.5 million of dry hole costs and $12.2 million of leasehold impairments.

Interest expense dropped 10 percent to $69.9 million in 2003 as a result of lower average debt outstanding.

As a result of the non-cash charges previously discussed, Vintage posted a $284.7 million, or $4.43 per share, net loss for the fourth quarter of 2003 compared to a net loss in the year-earlier period of $131.6 million, or $2.08 per share. Absent the impact of the non-cash charges for impairments and certain other special items, Vintage would have earned $14.7 million, or $0.23 per share, for the fourth quarter of 2003 compared to a net loss of $14 thousand, or zero per share, in the year-earlier quarter (see the following table for reconciliation of these non-GAAP financial measures).

Special Items

Earnings before certain special items (and the related amounts per share), a non-GAAP financial measure, excludes special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the company and its performance relative to other oil and gas companies. The following tables reconcile earnings before certain special items to net loss and the related amounts per share (in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Earnings before certain special items	$14,714	$(14)	$49,814	$23,683
After-tax effect of special items:
Oil and gas property impairments—
Canada	(265,603)	(47,316)	(273,931)	(47,316)
Other	(3,827)	(10,370)	(3,827)	(10,370)
Impairment of goodwill	(25,673)	(76,351)	(25,673)	(76,351)
Cumulative effect of changes in accounting principles	—	—	7,119	(60,547)
Loss on early extinguishment of debt	(3,350)	—	(4,221)	(4,982)
Gain (loss) on disposition of assets	(917)	(435)	(1,032)	10,114
Income from discontinued operations	—	2,864	10,844	22,105

Net loss	$(284,656)	$(131,622)	$(240,907)	$(143,664)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Earnings before certain special items per share	$.23	$.00	$.78	$.37
After-tax effect of special items:
Oil and gas property impairments—
Canada	(4.14)	(.75)	(4.28)	(.74)
Other	(.06)	(.16)	(.06)	(.16)
Impairment of goodwill	(.40)	(1.21)	(.40)	(1.21)
Cumulative effect of changes in accounting principles	—	—	.11	(.96)
Loss on early extinguishment of debt	(.05)	—	(.06)	(.08)
Gain (loss) on disposition of assets	(.01)	(.01)	(.02)	.16
Income from discontinued operations	—	.05	.17	.35

Net loss per share	$(4.43)	$(2.08)	$(3.76)	$(2.27)

Oil and gas property impairments—

Vintage recorded non-cash charges for oil and gas property impairments in 2003 totaling $370.2 million ($277.8 million after-tax) related primarily to its Canadian properties, triggered by significant downward revisions to its year-end Canadian oil and gas reserves. In the fourth quarter of 2002, the company recorded non-cash charges for oil and gas property impairments totaling $98.7 million ($57.7 million after tax). Expected future cash flows used in determining impairments are impacted by oil and gas price expectations and changes in reserves. As a result, it is possible that additional oil and gas impairment charges may be incurred in the future.

Impairments of goodwill—

SFAS No. 142 requires a test for impairment of goodwill at least annually. As of December 31, 2003 and 2002, the company performed this test which resulted in non-cash charges of $25.7 million and $76.4 million, respectively. No tax benefit is recorded for goodwill impairment charges. All of Vintage’s recorded goodwill related to its Canadian operations and the impairments were triggered by significant downward revisions to its Canadian oil and gas reserves. The company has no remaining recorded goodwill at December 31, 2003.

Cumulative effect of changes in accounting principles—

Effective January 1, 2003, Vintage adopted SFAS No. 143, which requires companies to record the discounted fair value of estimated future retirement obligations as a liability at the time a well is drilled or acquired with the liability accreting over time with a charge to accretion expense. A corresponding entry is recorded to oil and gas assets and is then amortized to expense over the life of the asset. The company had previously accrued future retirement obligations through its depreciation calculation and included the cumulative accrual in accumulated depreciation in accordance with the provisions of SFAS No. 19 and industry practice. The adoption of SFAS No. 143 resulted in a non-cash cumulative gain of $11.2 million ($7.1 million after-tax).

Effective January 1, 2002, Vintage adopted SFAS No. 142, which eliminated the amortization of goodwill and requires goodwill be tested for impairment at least annually. All of the company’s recorded goodwill related to its Canadian operations. The initial test for impairment as of January 1, 2002, was completed during the second quarter of 2002 and resulted in the recording of a non-cash charge of $60.5 million as the cumulative effect of change in accounting principle, in accordance with the provisions of SFAS No. 142. No tax benefit is recorded for goodwill impairment charges.

Loss on early extinguishment of debt—

In the first and fourth quarters of 2003, Vintage redeemed the remaining $50 million of its 9% Senior Subordinated Notes due 2005 and all $100 million of its 8 5/8% Senior Subordinated Notes due 2009, respectively. This early extinguishment of debt resulted in 2003 total cash charges of $4.0 million ($2.4 million after-tax) and non-cash charges of $2.9 million ($1.8 million after-tax). In the second quarter of 2002, Vintage incurred a non-cash charge of $5.2 million ($3.2 million after-tax) and a cash charge of $3.0 million ($1.8 million after-tax) related to the restructuring of its bank facility and the redemption of $100 million of its 9% Senior Subordinated Notes due 2005.

Impairments of Canadian Assets

Impairments of oil and gas properties and goodwill attributable to Vintage’s Canadian operations severely impacted the company’s reported results of operations for both the fourth quarter and the full-year 2003. Negative reserve revisions reduced the estimate of future net cash flows, triggering the non-cash impairment charges. The major contributors to the reserve revisions in Canada are related to results of the company’s work programs and production performance of certain producing properties during the latter part of 2003.

These non-cash charges for impairments have no material adverse impact on the financial covenants under the company’s existing bank facility or bond indentures. The company’s borrowing base under its bank facility is based primarily on its North American reserves, of which the U.S. comprised approximately 75 percent of the total at year-end 2002. The adverse impact of negative reserve revisions for Canada on the company’s borrowing base under its bank facility should be partially offset by the positive impact of a reduction in fixed charges resulting from the redemption of $150 million of the company’s 9 3/4% Senior Subordinated Notes due 2009. The banks will establish the new borrowing base at the next redetermination in April 2004. At year-end 2003, the borrowing base under the bank facility was $300 million, with no borrowings outstanding under the facility. Subsequent to year end, the company redeemed $150 million of its 9 3/4% Senior Subordinated Notes due 2009 funded by bank borrowings.

2004 Production Targets Reaffirmed; Cash Flow/EBITDAX Increased

Based on its previously announced $225 million non-acquisition capital spending plan, Vintage’s targeted production remains unchanged at 26.9 million BOE in 2004. The company has assumed a slightly higher average NYMEX price for 2004 of $29.00 per barrel of oil versus its previous 2004 assumption of $27.00 per barrel. To date, the company has hedged approximately 5.3 million barrels, or 29 percent of its 2004 targeted oil production, through oil price swaps at an average NYMEX reference price of $29.56 per barrel (see the accompanying table). For natural gas, the company has maintained its assumed NYMEX price for the year of $5.00 per MMBtu.

Given its continued outlook for the 2004 capital budget and production levels, plus its revised assumed prices and costs enumerated in the accompanying table, “Vintage Petroleum, Inc., Revised 2004 Targets” as well as other expectations, Vintage has increased its target for 2004 cash flow (as defined in the attached table) to $242 million, $23 million higher than the previous target. Similarly, the revised target for EBITDAX in 2004 has been increased to $337 million from the previous target of $320 million.

Vintage to Webcast Fourth-Quarter 2003 Conference Call

The company’s fourth-quarter 2003 teleconference call to review fourth quarter and year-end results will be broadcast live on a listen-only basis over the internet on Thursday, February 19 at 3 p.m. Central Time. Interested parties may access the webcast by visiting the Vintage Petroleum, Inc. website at www.vintagepetroleum.com and selecting the microphone icon, or at www.fulldisclosure.com and typing VPI in the ticker search box and selecting “Go”. To listen to the internet broadcast, participants will need a multimedia computer with speakers and the Windows media player installed. Download from http://www.ccbn.com/resource_center/help/windowsmedia.html and test the software prior to the call. Vintage Petroleum is unable to provide technical support for downloading the software. The teleconference may be accessed by dialing 800-362-0571 five to ten minutes prior to the scheduled start time and providing the call identifier “Vintage” to the operator. A replay of the webcast will be available until February 26 at the Vintage website. Similarly, an audio replay will also be available until February 26 by dialing 402-220-1140.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All

statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves, the net present value of future net revenue from reserves, future production, exploration drilling, exploitation activities, operating costs, capital spending disposition of assets, EBITDAX, cash flow, NYMEX prices of oil and gas and company realizations, the impact of oil and gas hedging activities, and events or developments that the company expects or believes are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by Argentina as a result of its political and economic conditions and changes in the estimated impact on the company, as well as continued availability of capital and financing, and general economic, market or business conditions.

Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com.

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
REVENUES:
Oil and gas sales	$158,830	$155,055	$660,873	$577,699
Gas marketing	16,960	21,302	98,451	66,516
Oil and gas gathering and processing	1,683	1,206	8,089	5,731
Gain (loss) on disposition of assets	(1,526)	(713)	(1,701)	16,546
Foreign currency exchange gain (loss)	16	(2,980)	(6,027)	427
Other income (expense)	(5,801)	(3,249)	(3,358)	(2,656)

	170,162	170,621	756,327	664,263

COSTS AND EXPENSES:
Lease operating, including production and export taxes	55,374	53,289	219,841	204,293
Exploration costs	19,336	21,140	74,932	42,734
Gas marketing	16,249	20,969	95,856	64,906
Oil and gas gathering and processing	1,708	2,424	9,108	7,501
General and administrative	16,935	12,445	63,189	49,298
Depreciation, depletion and amortization	36,710	40,377	143,695	178,902
Impairment of oil and gas properties	356,230	98,720	370,244	98,720
Impairment of goodwill	25,673	76,351	25,673	76,351
Accretion	1,910	—	7,340	—
Interest	15,523	19,488	69,917	77,714
Loss on early extinguishment of debt	5,483	—	6,909	8,154

	551,131	345,203	1,086,704	808,573

Loss from continuing operations before income taxes and cumulative effect of changes in accounting principles	(380,969)	(174,582)	(330,377)	(144,310)

PROVISION (BENEFIT) FOR INCOME TAXES:
Current	6,176	2,680	43,873	21,684
Deferred	(102,489)	(42,776)	(115,380)	(60,772)

Total income tax benefit	(96,313)	(40,096)	(71,507)	(39,088)

Loss from continuing operations before cumulative effect of changes in accounting principles	(284,656)	(134,486)	(258,870)	(105,222)

INCOME FROM DISCONTINUED OPERATIONS, net of income taxes	—	2,864	10,844	22,105

Loss before cumulative effect of changes in accounting principles	(284,656)	(131,622)	(248,026)	(83,117)

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES, net of income tax benefit of zero, zero, $4,104 and zero, respectively	—	—	7,119	(60,547)

NET LOSS	$(284,656)	$(131,622)	$(240,907)	$(143,664)

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
BASIC INCOME (LOSS) PER SHARE:
Loss from continuing operations before cumulative effect of changes in accounting principles	$(4.43)	$(2.12)	$(4.04)	$(1.66)
Income from discontinued operations	—	.04	.17	0.35

Loss before cumulative effect of changes in accounting principles	(4.43)	(2.08)	(3.87)	(1.31)
Cumulative effect of changes in accounting principles	—	—	.11	(0.96)

Net loss	$(4.43)	$(2.08)	$(3.76)	$(2.27)

DILUTED INCOME (LOSS) PER SHARE:
Loss from continuing operations before cumulative effect of changes in accounting principles	$(4.43)	$(2.12)	$(4.04)	$(1.66)
Income from discontinued operations	—	.04	.17	0.35

Loss before cumulative effect of changes in accounting principles	(4.43)	(2.08)	(3.87)	(1.31)
Cumulative effect of changes in accounting principles	—	—	.11	(0.96)

Net loss	$(4.43)	$(2.08)	$(3.76)	$(2.27)

Weighted average common shares outstanding:
Basic	64,272	63,332	64,022	63,219
Diluted	64,272	63,332	64,022	63,219

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

(Unaudited)

	December 31,
	2003	2002
A S S E T S
CURRENT ASSETS:
Cash and cash equivalents	$54,880	$9,259
Accounts receivable—
Oil and gas sales	89,674	90,267
Joint operations	9,359	9,542
Prepaids and other current assets	14,702	21,021
Assets of discontinued operations	—	86,174

Total current assets	168,615	216,263

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	2,717,193	2,487,549
Oil and gas gathering systems and plants	23,344	20,588
Other	29,072	26,501

	2,769,609	2,534,638
Less: Accumulated depreciation, depletion and amortization	1,535,715	1,047,665

Total property, plant and equipment, net	1,233,894	1,486,973

GOODWILL, net of amortization	—	21,099

OTHER ASSETS, net	44,329	51,469

	$1,446,838	$1,775,804

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y
CURRENT LIABILITIES:
Revenue payable	$26,654	$30,869
Accounts payable—trade	55,601	42,038
Current income taxes payable	19,933	18,722
Short-term debt	2,978	4,732
Derivative financial instruments payable	7,876	17,122
Other payables and accrued liabilities	67,050	54,281
Liabilities of discontinued operations	—	10,769

Total current liabilities	180,092	178,533

LONG-TERM DEBT	699,943	883,180

DEFERRED INCOME TAXES	54,302	137,015

LONG-TERM LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	89,076	—

OTHER LONG-TERM LIABILITIES	939	6,084

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par, 5,000,000 shares authorized zero shares issued and outstanding	—	—
Common stock, $.005 par, 160,000,000 shares authorized, 64,720,975 and 63,432,972 shares issued and 64,281,199 and 63,348,272 outstanding, respectively	324	317
Capital in excess of par value	337,080	326,510
Retained earnings	22,844	274,971
Accumulated other comprehensive income (loss)	70,482	(28,573)

	430,730	573,225
Less: Treasury stock, at cost, 439,776 and 84,700 shares, respectively	3,117	—
Less: Unamortized cost of restricted stock awards	5,127	2,233

Total stockholders’ equity	422,486	570,992

	$1,446,838	$1,775,804

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(240,907)	$(143,664)
Adjustments to reconcile net loss to net cash provided by operating activities—
Income from discontinued operations, net of tax	(10,844)	(22,105)
Cumulative effect of change in accounting principle	(7,119)	60,547
Depreciation, depletion and amortization	143,695	178,902
Impairment of oil and gas properties	370,244	98,720
Accretion	7,340	—
Impairment of goodwill	25,673	76,351
Exploration costs	74,932	42,734
Benefit for deferred income taxes	(115,380)	(60,772)
Foreign currency exchange (gain) loss	6,027	(427)
(Gain) loss on dispositions of assets	1,701	(16,546)
Loss on early extinguishment of debt	6,909	8,154
Other non-cash items	8,796	3,626

	271,067	225,520
Decrease (increase) in receivables	3,060	(25,225)
Increase in payables and accrued liabilities	3,391	25,046
Other working capital changes	(3,873)	1,430

Cash provided by continuing operations	273,645	226,771
Cash provided (used) by discontinued operations	(39,812)	14,098

Cash provided by operating activities	233,833	240,869

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures—
Oil and gas properties	(171,837)	(117,439)
Gathering systems and other	(4,273)	(5,672)
Proceeds from sale of oil and gas properties	57,910	23,208
Proceeds from sale of company, net of cash sold	116,107	39,314
Other	3,319	(453)

Cash provided (used) by investing activities—continuing operations	1,226	(61,042)
Cash provided (used) by investing activities—discontinued operations	10,309	(13,211)

Cash provided (used) by investing activities	11,535	(74,253)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	1,626	731
Purchase of treasury stock	(3,117)	—
Issuance of 8 1/4% Senior Notes due 2012	—	350,000
Partial redemption of 9% Senior Subordinated Notes due 2005	(50,750)	(103,000)
Redemption of 8 5/8% Senior Subordinated Notes due 2009	(103,234)	—
Advances on revolving credit facility and other borrowings	289,100	289,427
Payments on revolving credit facility and other borrowings	(324,654)	(679,615)
Dividends paid	(10,862)	(9,484)
Transaction costs on debt issuance	—	(9,972)

Cash used by financing activities	(201,891)	(161,913)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,144	(1,803)

NET INCREASE IN CASH AND CASH EQUIVALENTS	45,621	2,900
CASH AND CASH EQUIVALENTS, beginning of period	9,259	6,359

CASH AND CASH EQUIVALENTS, end of period	$54,880	$9,259

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
PRODUCTION:

Oil (MBbls)—
U.S.	1,445	1,603	6,199	6,796
Canada	303	400	1,248	1,829
Argentina (a)	2,683	2,501	10,388	10,942
Bolivia (b)	21	24	83	118

Continuing operations	4,452	4,528	17,918	19,685

Ecuador	—	377	114	1,174

Total	4,452	4,905	18,032	20,859

Gas (MMcf)—
U.S.	5,663	6,100	23,097	24,841
Canada	4,207	7,141	19,153	29,951
Argentina	2,635	1,949	9,838	8,630
Bolivia	1,761	1,574	6,252	6,424

Total	14,266	16,764	58,340	69,846

MBOE from continuing operations	6,830	7,322	27,641	31,326
Total MBOE	6,830	7,699	27,755	32,500

(a)	Production for Argentina for the three months ended December 31, 2003 and 2002, and for the years ended December 31, 2003 and 2002, before the impact of changes in inventories was 2,647 MBbls, 2,551 MBbls, 10,273 MBbls and 10,771 MBbls, respectively.
(b)	Production for Bolivia for the three months ended December 31, 2003 and 2002, and for the years ended December 31, 2003 and 2002, before the impact of changes in inventories was 22 MBbls, 22 MBbls, 83 MBbls and 95 MBbls, respectively.

MBbls—thousand barrels

MMcf—million cubic feet

MBOE—thousand barrels of oil equivalent

VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA

(Unaudited)

(Continued)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
AVERAGE PRICE (including impact of hedges):

Oil (per Bbl)—
U.S.	$23.68	$23.40	$24.98	$21.78
Canada	28.16	22.99	28.18	21.62
Argentina	26.02	24.18	26.14	20.98	(a)
Bolivia	24.04	22.11	23.04	20.73
Continuing operations	25.39	23.79	25.87	21.31	(a)
Ecuador	—	22.26	26.87	20.46

Total	25.39	23.67	25.88	21.27	(a)

Gas (per Mcf)—
U.S.	$4.01	$3.46	$4.20	$2.85
Canada	4.34	3.20	4.35	2.48
Argentina	.48	.36	.46	.37
Bolivia	2.00	1.71	2.01	1.54

Total	3.21	2.82	3.38	2.26

AVERAGE PRICE (excluding impact of hedges):

Oil (per Bbl)—
U.S.	$27.95	$25.20	$28.23	$22.66
Canada	27.51	23.62	27.90	21.62
Argentina	26.02	24.18	26.14	21.06	(a)
Bolivia	24.04	22.11	23.04	20.73
Continuing operations	26.73	24.48	26.98	21.66	(a)
Ecuador	—	22.26	26.87	20.46

Total	26.73	24.31	26.98	21.60	(a)

Gas (per Mcf)—
U.S.	$4.24	$3.53	$4.81	$2.94
Canada	4.11	3.26	4.67	2.49
Argentina	.48	.36	.46	.37
Bolivia	2.00	1.71	2.01	1.54

Total	3.23	2.87	3.73	2.30

(a)	Reflects the impact of the one-time government-mandated forced settlement of domestic Argentina oil sales which decreased the Argentina, total continuing operations and total average oil prices per Bbl for the year ended December 31, 2002, by $.73, $.41 and $.38, respectively.

VINTAGE PETROLEUM, INC.

REVISED 2004 TARGETS

Revised 2004 Target(c)
Oil production (MMBbls):

U.S.	5.8
Canada	.8
Argentina	11.1
Bolivia	.1
Yemen	.4
Total	18.2

Gas production (Bcf):

U.S.	23.4
Canada	14.8
Argentina	8.5
Bolivia	5.5
Total	52.2

Total MMBOE	26.9

Assumed NYMEX(a) prices:

Oil	$29.00
Gas	$5.00
Net realized price (before impact of hedging) as a percent of NYMEX(a) – Total Company:

Oil	84%
Gas	69%

DD&A per BOE (oil and gas only)	$4.60
LOE per BOE (including Argentina export tax impact)	$9.05
G&A per BOE	$2.30

Non-Acquisition Capital Spending Budget (in millions)	$225

Cash Flow (before all exploration expenses, working capital changes and current taxes associated with property sales) (in millions) (d)	$242

EBITDAX (in millions)(b)(d)	$337

MMBbls—million barrels

Bcf—billion cubic feet

MMBOE—million barrels of oil equivalent

(a)	NYMEX
Oil	—Average of the daily settlement price per barrel for the near-month contract for light crude oil as quoted on the New York Mercantile Exchange.
Gas	—Average of the settlement price per MMBtu for the last 3 trading days for the applicable contract month fornatural gas as quoted on the New York Mercantile Exchange.

(b)	EBITDAX: Earnings before interest, taxes, DD&A, impairments, exploration expenses, cumulative effect of changes in accounting principle, loss on early extinguishment of debt, and gains/losses on property sales.
(c)	Targets do not reflect any future acquisitions or dispositions of assets. Targets reflect the impact of existing hedges. See “2004 Production Targets Reaffirmed; Cash Flow/EBITDAX Increased” and “Forward-Looking Statements” elsewhere in the release.
(d)	The targets for non-GAAP financial measures are not reconciled to the most directly comparable GAAP financial measure as the company does not establish targets for such GAAP financial measures.

VINTAGE PETROLEUM, INC.

HEDGING STATUS

OIL PRICE SWAPS

Quarter Ending	Barrels	NYMEX Reference Price $ Per Bbl

March 31, 2004	1,410,500	29.77
June 30, 2004	1,456,000	29.67
September 30, 2004	1,324,800	29.48
December 31, 2004	1,135,700	29.26
March 31, 2005	323,700	26.23
June 30, 2005	342,800	25.76
September 30, 2005	355,700	25.52
December 31, 2005	361,900	25.45

VINTAGE PETROLEUM, INC.

NON-GAAP FINANCIAL MEASURES

Cash flow represents cash provided by continuing operating activities before all exploration costs, changes in working capital items related to operating activities, current taxes on property sales and loss on early extinguishment of debt. Cash flow is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (“GAAP”). Cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flow from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. The following table reconciles cash provided by operating activities to cash flow (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Cash provided by operating activities	$61,677	$85,109	$233,833	$240,869
Cash used (provided) by discontinued operations	9,442	(5,788)	39,812	(14,098)

Cash provided by continuing operations	71,119	79,321	273,645	226,771
Changes in working capital items related to operating activities	(8,783)	(12,865)	(2,578)	(1,251)
Current tax provision (benefit) associated with net tax gain/loss on property sales	1,668	(133)	8,601	6,581
Current tax benefit for loss on early extinguishment of debt	(2,133)	—	(2,688)	(3,172)

Cash flow	$61,871	$66,323	$276,980	$228,929

EBITDAX is presented herein, and reconciled to the GAAP measures of net income (loss) and cash provided by operating activities because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt. Management also views the non-GAAP measure of EBITDAX as a useful tool for comparison of the company’s financial indicator with those of peer companies. EBITDAX should not be considered as an alternative to net income (loss) or cash provided by operating activities, as defined by GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net loss	$(284,656)	$(131,622)	$(240,907)	$(143,664)
Cumulative effect of changes in accounting principles	—	—	(7,119)	60,547
Income from discontinued operations, net of tax	—	(2,864)	(10,844)	(22,105)
Benefit for income taxes	(96,313)	(40,096)	(71,507)	(39,088)
Loss on early extinguishment of debt	5,483	—	6,909	8,154
Interest	15,523	19,488	69,917	77,714
Accretion	1,910	—	7,340	—
Depreciation, depletion and amortization	36,710	40,377	143,695	178,902
Impairment of oil and gas properties	356,230	98,720	370,244	98,720
Impairment of goodwill	25,673	76,351	25,673	76,351
Exploration costs	19,336	21,140	74,932	42,734
Foreign currency exchange (gain) loss	(16)	2,980	6,027	(427)
(Gain) loss on disposition of assets	1,526	713	1,701	(16,546)
Other non-cash items	2,629	3,437	8,796	3,626

EBITDAX	84,035	88,624	384,857	324,918

Interest	(15,523)	(19,488)	(69,917)	(77,714)
Current income tax expense	(6,176)	(2,680)	(43,873)	(21,684)
Cash provided (used) by discontinued operations	(9,442)	5,788	(39,812)	14,098
Changes in working capital	8,783	12,865	2,578	1,251

Cash provided by operating activities	$61,677	$85,109	$233,833	$240,869